Exhibit 99.1

Exhibit 99.1

Built for today.

Designed for tomorrow.

Engility to Acquire Dynamics Research Corporation

December 23, 2013

Forward Looking Statements

This presentation contains forward-looking statements with respect to the tender offer and related transactions, the expectation that the transaction would be accretive to Engility’s earnings, expectations with respect to synergies and cost savings, the closing of the tender offer and related transactions, the combined capabilities of the companies, expectations regarding DRC’s 2013 estimated revenue and EBITDA, expectations regarding expanded market opportunities, size and growth, market and industry trends, and general business outlook. When used in this press release, the words “will,” “expected,” “anticipated,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including the inability to achieve anticipated synergies, cost reductions or operating efficiencies without unduly disrupting business operations, unexpected costs associated with, or inability to complete, integration activities in a timely manner, the possibility that key personnel of DRC may not be retained by Engility, responses from competitors, customers, and partners, uncertainties regarding the timing of the closing of the transaction, uncertainties as to how many of DRC’s stockholders may tender their stock in the tender offer, the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, and general economic and business conditions. Engility does not assume any obligation to update any forward looking statement, whether as a result of new information, future events or otherwise. Factors that could cause actual results of the tender offer to differ materially include the following: costs related to the proposed transaction, the risk of failing to obtain any regulatory approvals or satisfy conditions to the transaction, the risk that the transaction will not close or that closing will be delayed, the risk that Engility’s and DRC’s respective businesses will suffer due to uncertainty related to the transaction, the competitive environment in our industry and competitive responses to the transaction as well as risk factors set forth above. Further information on factors which could affect the company’s financial results is provided in documents filed by Engility with the U.S. Securities and Exchange Commission.

Transaction Overview

The Transaction:

– Signed definitive agreement to acquire DRC, a U.S. government services, IT and management consulting firm

– Unanimously approved by both Boards

– Accretive to 2014 earnings and significantly accretive to 2015 earnings and beyond

– Financed through our existing credit facility and cash on-hand

Purchase Price; Structure:

– Tender offer followed by second-step merger

– $11.50 per share for each outstanding share of common stock

– Trailing 12-month adjusted EBITDA multiple, excluding transaction expenses and including approximately $35M in tax benefits, is expected to be 6.8x

Key Conditions:

– Closing subject to customary closing conditions and regulatory approval

– No financing contingencies

Anticipated Close:

– First quarter of 2014

Engility to Acquire DRC

Complementary businesses expand market opportunity with new customers in high-priority markets Consistent with our growth strategy to further expand our addressable market, customer base and capabilities

– Increases our access to additional contract vehicles and adds scale to our business

Long-term success in today’s consolidating federal services market will depend on a mix of organic growth and strategic acquisitions to derive the benefits from scale and a broader customer and contract base Acquisition further diversifies our revenue base. DRC generates:

– More than 50% of its revenue from non-DOD customers

– 75% of its revenue from customers that will be new to Engility

Adds more than 1,100 highly skilled employees, prime contract positions on approximately 80% of its work. Full-year 2013 estimated revenue of $274-277 million and adjusted EBITDA of $24.3-$24.7 million

Expanding Customer Base

Enhancing and Gaining New Relationships

Growing Our Portfolio of Offerings

Technical Consulting

Asymmetric Threat / CIED / CBRNE

High Performance Computing

Emergency Preparedness & Response Global Climate Change

Health IT

International Capacity Development Air Traffic Management Systems

Financial and Regulatory Reform

Information Technology

Network Engineering

Software Development & Integration Hardware & Network Implementation Information Security System Hardening & Configuration Certification & Accreditation

Program Support

Strategic Planning

Requirements Engineering Acquisition Support Program Management Configuration Management

Financial Management & Economic Analysis

Supply Chain / Logistics

Integrated Logistics Support Life Cycle Support Warehousing Asset Management

Document Development/Maintenance

Material Packaging, Handling, Shipping, & Transport

Engineering & Tech Support

Modeling & Simulation

System Engineering & Integration Test & Evaluation Software Engineering & Sustainment Hardware Engineering & Sustainment Upgrade & Modernization

Training & Education

e-Learning

Knowledge Management

Education & Leader Development Integrated Training & Exercise Support Platform & Technology Training Live, Virtual and Constructive, Gaming

Enhanced capabilities through the DRC acquisition New capabilities through the DRC acquisition Engility core capabilities

Accessing New IDIQ Vehicles

Ceiling Contract

Contract Customer Value Expiration

GSA ALLIANT GSA / Government Wide $50B 2019

FBI IT Triple S Department of Justice $30B 2018

EAGLE II *

(Under protest but DRC is Department of Homeland Security $22B 2020 expected to retain prime

position)

CIO-SP3 NIH / Government Wide $20B 2022

STOC II U.S. Army $17.5B 2022

TEAMS Tricare/MHS/DOD-wide $5B 2018

TIPSS-4 Department of Treasury $4B 2020

NETCENTS 2 EISM U.S. Air Force $460M 2015

Increasing Scale

Spreads our combined infrastructure cost over a larger revenue base

Allows us to invest in and grow our business

Enables us to better withstand industry headwinds

Diversifies our customer base across more Federal agencies as we pivot away from in-theater work with the U.S. Army

Ensures DRC’s existing customers receive the same expertise and thought leadership they are accustomed to from DRC’s employees, but now at a lower total cost

Tender Offer Information

The tender offer for the outstanding shares of common stock of Dynamics Research Corporation (“DRC”) described in this communication has not yet commenced. This communication is for informational purposes only and is not an offer to purchase any shares of DRC or a solicitation of an offer to sell securities. At the time the tender offer is commenced, Engility will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the United States Securities and Exchange Commission (the “SEC”) and DRC will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials will be made available to DRC stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Engility to Acquire Dynamics Research Corporation